Exhibit 10.19

AMENDED AND RESTATED SERVICES AGREEMENT

This Amended and Restated Services Agreement (the “Agreement”) is entered into effective as of August 20, 2018, by and among Roivant Sciences GmbH., a company with limited liability organized under the laws of Switzerland (the “Service Provider”) and Dermavant Sciences GmbH, a company with limited liability organized under the laws of Switzerland (“DSG”, and together with any Additional Service Recipient, the “Service Recipients” and each a “Service Recipient”).

RECITALS

WHEREAS, DSG is a biopharmaceutical company focused on acquiring, developing and commercializing late-stage dermatology drug candidates, including non-strategic dermatology assets from large pharmaceutical companies, distressed dermatology drug candidates from small biotechnology companies, dermatology drugs or novel approaches from universities, and high-risk dermatology projects abandoned by conventional biopharmaceutical firms;

WHEREAS, Service Provider is capable of providing preparatory services in relation to the identification of potential dermatology drug asset candidates, managing the performance of clinical trials or other research and development activities, performing or evaluating scientific and statistical analyses, and various administrative matters;

WHEREAS, Service Provider and DSG entered into that certain Services Agreement, effective as of October 24, 2016 (the “Original Services Agreement”), pursuant to which DSG engaged the services of Service Provider in consideration for a fee;

WHEREAS, the Parties hereto desire to amend and restate the Original Services Agreement in its entirety as set forth herein; and

WHEREAS, DSG desires to continue to engage the services of Service Provider, and the Service Provider is willing to provide such services in consideration for a fee.

NOW, THEREFORE, in consideration of the mutual covenants, rights and obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS

1.1

Additional Service Recipient. “Additional Service Recipient” shall mean any Affiliate of Service Recipient who executes a joinder with the Service Provider, in a form provided by the Service Provider pursuant to which such Affiliate joins as a party to this Agreement and the Service Provider agrees to such joinder.

1.2

Affiliate. “Affiliate” shall mean any Person, whether de jure or de facto, other than a Party, that directly or indirectly owns, is owned by or is under common ownership with a Party to the extent of at least fifty (50) percent of the equity having the power to vote on or direct the affairs of the entity, and any Person actually controlled by, controlling, or under common control with a Party.

1.3

Confidential Information. “Confidential Information” includes any information or materials in any form or format owned or controlled by the disclosing party, or entrusted to it by others, including, but not limited to, inventions, technology, formulas, processes, technical data, prototypes, biological or other specimens, unpublished patent applications, research results or plans, notes and notebooks, product or development plans, test results or protocols, market research or analysis, marketing plans, regulatory information, business plans, personnel data, customer or prospects lists, existing or anticipated agreements or relationships with Third Parties, and financial information, that is marked as “proprietary,” or “confidential,” or which would, under the circumstances (even without any such markings), be understood by a reasonable person to be proprietary and nonpublic. Any data generated by Service Provider in connection with the Services will be treated as Confidential Information of the applicable Service Recipient.

1.4

Costs. “Costs” shall mean the fully-burdened cost incurred by the Service Provider and its Affiliates during any applicable month to provide the Services. For purposes of this definition, the fully-burdened cost includes without limitation: (i) the costs of any materials used in providing the Services; (ii) the salary, benefits (if any) (including without limitation, medical plans and 401(k) or other retirement plans), and employment taxes (if any) of all the Service Provider’s employees involved in providing such services (excluding, however, any compensation that is provided to an employee or independent contractor in the form of equity instruments, options to acquire stock (stock options), rights with respect to (or determined by reference to) equity instruments or stock options, or any non-cash compensation provided by a third party to an employee or independent contractor); (iii) related overhead expenses (including, without limitation, cost of facilities and utilities costs, insurance, and the cost of all general support, operational and business services); (iv) any and all licensing fees paid or payable to Third Parties for any intellectual property incorporated into such services; and (v) any depreciation, amortization or other cost recovery for financial accounting purposes related to assets of the Service Provider to the extent such assets are used in providing the Services; provided, however, that the fully-burdened cost shall not include costs incurred by the Service Provider to engage a Third Party for the purpose of providing Services pursuant to Section 3.4 of the Agreement.

1.5	Effective Date. “Effective Date” shall mean, with respect to DSG, the date hereof, and with respect to any Additional Service Recipient, the date of full execution of its joinder.

1.6

General Works. “General Works” shall mean any Works or portion(s) thereof (including any models, formats, processes, data, databases, software (whether in source code or object code), or algorithms) that both (i) do not directly relate to any of Service Recipient or its Affiliate’s drug products’ or portfolio candidates’ intellectual property (including any formulation(s), specification(s), dosage(s), indication(s), delivery mechanism(s), manufacturing, development, or commercialization thereof), and (ii) have general applicability to the operation of the business of the Service Provider (including for the purposes of undertaking analytics or improving or enhancing any of the Services or any other services of the Service Provider).

1.7

Government Authority. “Government Authority” shall mean any United States or non-United States federal, national, state, territory, provincial or local court, arbitral tribunal, administrative agency or commission or other governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), including any regulatory agency or authority, any securities exchange and any organization or body exercising, or entitled exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

1.8

Marks. “Marks” shall mean and include trademarks, service marks, trade names, domain names, trade dress, logos, and similar designations, whether registered or unregistered, and all applications and registrations therefor.

1.9	Party. “Party” shall mean either the Service Provider or any of the Service Recipients, individually, and “Parties” shall mean the Service Provider and the Service Recipients collectively.

1.10

Person. “Person” shall mean and include any individual, corporation, trust, estate, partnership, joint venture, company, association, Government Authority, or any other entity regardless of the type or nature thereof.

1.11

Representatives. “Representatives” shall mean the directors, officers, managers, members, employees, agents, partners, service providers, existing or potential financing sources, existing or potential investors, and advisors of a Party and its Affiliates (including, without limitation, attorneys, accountants, consultants, and financial advisors) that receive Confidential Information or have Confidential Information made available to them.

1.12

Securities Laws. “Securities Laws” shall mean the Securities Act of 1933 (15 U.S.C. § 77), the Securities Exchange Act of 1934 (15 U.S.C. § 78), the Investment Company Act of 1940 (15 U.S.C. § 80a), and any regulations promulgated thereunder.

1.13

Service Recipient Works. “Service Recipient Works” shall mean any Works that both (i) relate to intellectual property or potential intellectual property originating from research and development of any Service Recipient or its Affiliate’s drug products or portfolio candidates, and (ii) arise out of Services provided directly or indirectly (e.g., through an employee, consultant clinical research organization, other vendor or other Third Party engaged by the Service Provider) in connection with such research and development. For clarity, Service Recipient Works shall not include any General Works.

1.14	Third Party. “Third Party” shall mean any Person other than a Party or an Affiliate of a Party.

1.15

Dermavant Disclosure. “Dermavant Disclosure” shall mean (i) any disclosure of information that any Service Recipient is required to make under the Securities Laws or any other laws or regulations obligating such Service Recipient to disclose information or (ii) any document, financial report, or other materials that any Service Recipient files with the Securities and Exchange Commission or any other Government Authority.

1.16

Works. “Works” shall mean any work product, technical knowledge, creations, know-how, formulations, recipes, specifications, rights, devices, drawings, instructions, expertise, trade practices, customer lists, computer data, software (whether in source code or object code), algorithms, analytical and quality data, Marks, copyrights, commercial information, inventions, works of authorship, designs, methods, processes, technology, patterns, techniques, data, patents, trade secrets, related contracts, licenses and agreements and the like, and all other intellectual property, in each case, created, authored, composed, or invented by the Service Provider, whether solely or jointly with others, whether patented, patentable or not, whether in written form or otherwise, in performing the Services or any other of Service Provider’s obligations under this Agreement.

1.17	Year. “Year” shall mean the 12-month period ending on March 31.

2.	ENGAGEMENT

2.1

Subject to the terms of this Agreement, the Service Recipients hereby engage the Service Provider to perform the services it requires from among those set forth on Exhibit A attached hereto (the “Services”). Any additional services requested by the Service Recipients that are not included within the Services shall, if mutually agreed upon by the Parties, each in its sole discretion, be negotiated and included in this Agreement through written amendments to Exhibit A hereto. The scope of the Service Provider’s authority shall be specifically limited to those activities outlined in this Agreement.

2.2

Each Service Recipient agrees to provide reasonable assistance to, and to cooperate reasonably and in good faith with, the Service Provider with respect to the performance and receipt of the Services. Each Service Recipient shall perform (or cause to be performed) such actions and deliver (or cause to be delivered) to the Service Provider such reports, information, and other materials, in each case, as reasonably requested by the Service Provider in furtherance of the performance of the Services or as otherwise necessary for the Service Provider to perform the Services in an effective manner or to comply with any obligations imposed on it under applicable law or by any Government Authority. Without limiting the foregoing, each Service Recipient will (and will cause its Affiliates to) cooperate with, and provide reasonable assistance to, the Service Provider in connection with any communications with or investigations, inquiries, audits, or other requests for information issued by any Government Authority.

2.3

Each Service Recipient acknowledges and agrees that the Service Provider’s performance of the Services is subject to the cooperation of such Service Recipient and the timely performance of certain actions and timely delivery of certain reports, information, and other materials by such Service Recipient necessary to enable the performance of the Services. In furtherance of the foregoing, each Service Recipient agrees that the Service Provider shall not be deemed to be in breach of any of its obligations hereunder to the extent that any failure of the Service Provider to perform such obligations is caused by any failure or delay of a Service Recipient in such performance or delivery.

2.4

Each Service Recipient agrees with the Service Provider that such Service Recipient shall not, and shall cause its Affiliates not to, resell any of the Services to any Person whatsoever or to permit the use of the Services by any Person otherwise than as expressly contemplated by this Agreement or expressly agreed in advance in writing by the Service Provider.

3.	RELATIONSHIP OF THE PARTIES

3.1

The Service Provider, on one hand, and each Service Recipient, on the other hand, are each independent contractors and not joint venturers, partners, agents, or representatives of the other. The Service Provider shall perform the Services for the Service Recipients under this Agreement as an independent contractor and neither the Service Provider nor its employees, subcontractors or agents shall be deemed to be agents, servants or employees of any Service Recipient, nor shall the Service Provider and any Service Recipient be deemed or construed solely by this Agreement to be partners or joint venturers. The Service Provider shall have exclusive control over the direction and conduct of its employees in carrying out the activities required under this Agreement.

3.2

Neither the Service Provider nor its employees, subcontractors or agents shall have the authority to (i) negotiate the terms of or execute contracts and agreements of any Service Recipient outside of agreed guidelines, except as agreed pursuant to this Agreement or other arrangements, or in furtherance of the purposes and activities contained herein or therein; (ii) hire personnel for any Service Recipient; (iii) exercise binding authority with respect to the operations of any Service Recipient; (iv) make binding recommendations to any Service Recipient; (v) make decisions or have decision-making rights with respect to any Service Recipient; (vi) hold itself out as having the authority to bind or conclude contracts on behalf of any Service Recipient or (vii) perform Services for any Service Recipient that are not covered by this Agreement except as mutually agreed.

3.3

The Service Provider and its employees, subcontractors or agents shall have the authority, in connection with the provision of the Services to a Service Recipient, to, (i) provide advice, assistance, and recommendations to each such Service Recipient with respect to the operation of the business of the Service Recipient; (ii) make recommendations on key points of contracts; (iii)

participate in discussions on contracts and agreements; (iv) arrange transactions between each such Service Recipient and other parties, provided that the Service Provider does not make any actual, binding decisions for the Service Recipient; and (v) contact banks in connection with raising capital for each such Service Recipient. Each Service Recipient reserves the right to make all decisions with regard to such matters upon which the Service Provider has rendered advice, assistance, or recommendations.

3.4

Engagement of Third Parties. For purposes of performing Services under this Agreement, the Service Provider may engage such Persons (including employees, consultants, clinical research organizations, vendors and other Third Parties) as it deems necessary or desirable; provided, however, that the Service Provider shall remain responsible for the performance of all such Services and shall be considered to engage with such Persons in its own name and on its own behalf.

3.5

Use of Certain Systems. Each Service Recipient acknowledges and agrees that, in order to receive certain of the Services, such Service Recipient may be required to use certain systems or technology that are the same as, that integrate with, or that are otherwise compatible with the systems and technology used by the Service Provider in performing the Services. Each Service Recipient further acknowledges and agrees that in using such system or technology, it will abide by the policies and procedures established by Service Provider governing the use of that system and technology. With respect to each Service requested by a Service Recipient, the Service Provider will notify the Service Recipient in writing of any such system and technological requirements. If, after reviewing the system and technological requirements, the Service Recipient chooses to have Service Provider perform the requested Service, the Service Recipient shall implement such systems and/or technology at its sole expense. The Parties acknowledge and agree that, if a Service Recipient fails to implement such systems and technology, then the Service Provider shall have no obligation to perform the applicable Services unless and until such Service Recipient implements such systems and technology.

4.	FEES AND EXPENSES

4.1

Each Service Recipient shall pay the Service Provider a fee in accordance with Exhibit B attached hereto for the Services provided to such Service Recipient hereunder. The fees specified in Exhibit B attached hereto shall be reviewed and may be updated from time to time by the Parties. Fees for Services performed by the Service Provider will be billed by the Service Provider to the applicable Service Recipient on a monthly basis. All other costs for Third Party services shall be billed, by or on behalf of the Service Provider, to the applicable Service Recipient, in such manner and format and with such supporting information as the Parties may reasonably agree from time to time. Payment for undisputed invoices received by the applicable Service Recipient shall be due within sixty (60) days after the billing date. Any fees and expenses not paid by the due date thereof shall accrue interest at the safe harbor interest rate based on the applicable Federal rate as set forth in U.S. Treasury Regulations Section 1.482-2(a)(2)(iii)(B). All fees and expenses shall be invoiced and payable in U.S. dollars.

4.2	Yearly Reconciliation. The Parties shall perform a yearly reconciliation for the compensation amounts paid as follows:

a.	Administrative Services Yearly Reconciliation.

i.

As soon as reasonably practicable following the close of each Year during the Term of this Agreement, the Parties will calculate the total service fee with respect to the activities listed in Exhibit A, subsection 1 (“Administrative and Support Services”) owing under this Agreement by each Service Recipient for the Year (the “Exhibit B Administrative Services Fees”) by calculating the Service Provider’s Costs with respect to such Services provided to such Service Recipient and applying the mutually agreed mark-up percentage for such Services determined in accordance with Exhibit B, and adding the amount of any third-party costs reimbursable under Exhibit B paragraph (c) that relate to such Services. As soon as reasonably practicable following the close of each Year, the Parties shall also calculate the total amount of service fees actually paid by such Service Recipient for the Year under Section 4.1 with respect to the activities listed in Exhibit A, subsection 1 (“Administrative and Support Services”), adding the amount of any third-party costs reimbursable under Exhibit B paragraph (c) that relate to such Services (the “Actual Administrative Services Fees”).

ii.

If, for any Year, the total Actual Administrative Services Fees paid by a Service Recipient is greater than the Exhibit B Administrative Services Fees for such Service Recipient, there shall be deemed to exist an excess of service fee in an amount equal to the difference between the total Actual Administrative Services Fees paid by such Service Recipient and the total Exhibit B Administrative Services Fees for such Service Recipient for the Year (hereinafter “Administrative Services Excess”).

iii.

If, for any Year, the total Actual Administrative Services Fees paid by a Service Recipient is less than the total Exhibit B Administrative Services Fees for such Service Recipient, there shall be deemed to exist a shortfall in an amount equal to the difference between the total Exhibit B Administrative Services Fees for such Service Recipient and the total Actual Administrative Services Fees paid by such Service Recipient (hereinafter “Administrative Services Shortfall”).

b.	Other Services Yearly Reconciliation.

i.

As soon as reasonably practicable following the close of each Year during the Term of this Agreement, the Parties will calculate the total service fee with respect to the activities listed in Exhibit A, subsection 2 (“Other Services”) owing under this Agreement by each Service Recipient for the Year (the “Exhibit B Other Services Fees”) by calculating the Service Provider’s Costs with respect to such Services provided to such Service Recipient and applying the mutually agreed mark-up percentage for such Services determined in accordance with Exhibit B, and adding the amount of any third-party costs reimbursable under Exhibit B paragraph (c) that relate to such Services. As soon as reasonably practicable following the close of each Year, the Parties shall also calculate the total amount of service fees actually paid by each Service Recipient for the Year under Section 4.1 with respect to the activities listed in Exhibit A, subsection 1 (“Other Services”), adding the amount of any third-party costs reimbursable under Exhibit B paragraph (c) that relate to such Services (the “Actual Other Services Fees”).

ii.

If, for any Year, the total Actual Other Services Fees paid by a Service Recipient is greater than the Exhibit B Other Services Fees for such Service Recipient, there shall be deemed to exist an excess of service fee in an amount equal to the difference between the total Actual Other Services Fees paid by such Service Recipient and the total Exhibit B Other Services Fees for such Service Recipient for the Year (hereinafter “Other Services Excess”).

iii.

If, for any Year, the total Actual Other Services Fees paid by a Service Recipient is less than the total Exhibit B Other Services Fees for such Service Recipient, there shall be deemed to exist a shortfall in an amount equal to the difference between the total Exhibit B Other Services Fees for such Service Recipient and the total Actual Other Services Fees paid by such Service Recipient (hereinafter “Other Services Shortfall”).

c.	Settlement of Excess or Shortfall Amounts.

i.

If, for any Year, (1) the sum of the Administrative Services Shortfall for a Service Recipient and the Other Services Shortfall for such Service Recipient exceeds (2) the sum of the Administrative Services Excess for such Service Recipient and the Other Services Excess for such Service Recipient (such excess amount, the “Net Shortfall”), such Service Recipient shall pay such Net Shortfall to the Service Provider within thirty (30) days after the Exhibit B Administrative Services Fees, Exhibit B Other Services Fees, Actual Administrative Services Fees, and Actual Other Services Fees have been calculated for such Year.

ii.

If, for any Year, (1) the sum of the Administrative Services Excess for a Service Recipient and the Other Services Excess for such Service Recipient exceeds (2) the sum of the Administrative Services Shortfall for such Service Recipient and the Other Services Shortfall for such Service Recipient (such excess amount, the “Net Excess”), the Service Provider shall treat such Net Excess, in whole or in part, as an overpayment to the Service Provider that must be repaid to such Service Recipient within thirty (30) days after the end of the Year.

4.3

Withholding. The Service Recipients shall be entitled to deduct from any payments to the Service Provider the amount of any withholding taxes with respect to such amounts payable, or any taxes in each case required to be withheld by the applicable Service Recipient to the extent that such Service Recipient pays to the appropriate Government Authority on behalf of the Service Provider such taxes, levies, or charges. Such Service Recipient shall, upon the request of the Service Provider, deliver to the Service Provider proof of payment of all such taxes, levies, and other charges and the appropriate documentation that is necessary to obtain a tax credit, to the extent such tax credit can be obtained.

5.	ACCESS TO BOOKS AND RECORDS

The Service Provider shall maintain books and records pertaining to the Services provided in any Year pursuant to this Agreement for ten (10) Years following the performance of such Services and shall make them available for inspection and audit, at the applicable Service Recipient’s expense, by a mutually acceptable independent certified public accounting firm during normal business hours upon reasonable prior written notice to the Service Provider.

6.	CONFIDENTIAL INFORMATION

6.1

Obligations. The Parties acknowledge that, from time to time, one Party (the “Disclosing Party”) may disclose to another Party (the “Receiving Party”) Confidential Information. The Receiving Party shall retain such Confidential Information in confidence and shall not disclose such Confidential Information to any Third Parties other than:

a.	in connection with the performance or receipt of the Services, as applicable;

b.	in connection with the purposes or activities contemplated in (i) this Agreement or (ii) any other written agreement entered into by and between the Parties; or

c.

to the Receiving Party’s or its Affiliates’ Representatives, provided that such Persons owe an obligation of confidence to the Receiving Party that is no less protective than the terms and conditions contained herein.

The Receiving Party shall remain liable for the unauthorized uses and disclosures by its Representatives of the Disclosing Party’s Confidential Information. The Receiving Party’s obligations under this section 6.1 will survive the termination of this Agreement. To the extent necessary to facilitate the sharing of data and information between the Parties, the Parties shall enter into an information sharing agreement on mutually agreed terms and conditions. In the event of a conflict between the terms of such information sharing agreement and this Agreement, the terms of that Agreement shall govern.

6.2

In the event that a Receiving Party or its Representatives are required by any governmental, quasi-governmental or regulatory entity, any judicial body or any legal process to disclose any Confidential Information, the Receiving Party shall provide the Disclosing Party with prompt notice of any such requirement (unless prohibited by applicable law, rule or regulation or the entity, body or process requiring such disclosure) so that the Disclosing Party may in its sole discretion seek a protective order or other appropriate remedy, each at the Disclosing Party’s sole expense, and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, the Receiving Party or any of its Representatives are nonetheless, as advised by counsel, legally compelled to disclose Confidential Information, the Receiving Party and its Representatives may, without liability hereunder, disclose only that portion of Confidential Information or discussion information related to Confidential Information which such counsel advises the Receiving Party or its Representatives is legally required to be disclosed, provided that, upon request by the Disclosing Party, the Receiving Party shall use commercially reasonable efforts to preserve the confidentiality of Confidential Information, including, without limitation, by cooperating with the Disclosing Party at the Disclosing Party’s sole expense to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded Confidential Information upon such required disclosure. Notwithstanding anything in this Agreement to the contrary, either Party and its Representatives may disclose Confidential Information, without notice, a protective order or other remedy solely where such disclosure is in connection with a routine audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor that does not reference the other Party provided that the auditor is advised of the confidential nature of the Confidential Information.

6.3

Exceptions. Notwithstanding anything to the contrary contained herein, the term Confidential Information shall not include information that, and nothing in this Agreement shall prevent the disclosure by the Receiving Party, or its Representatives of Confidential Information that:

a.	Prior to the transmittal thereof to the Receiving Party was of general public knowledge;

b.

Becomes, subsequent to the time of transmittal to the Receiving Party, a matter of general public knowledge otherwise than as a consequence of a breach by the Receiving Party of any obligation under this Agreement;

c.	Is made public by the Disclosing Party;

d.

Was in the possession of the Receiving Party or its Representatives in documentary form prior to the time of disclosure thereof to the Receiving Party by the Disclosing Party, and is held by Receiving Party free of any obligation of confidence to the Disclosing Party or any Third Party;

e.

Is received in good faith from a Third Party who, to the best of the Receiving Party’s knowledge, did not obtain the same from the Disclosing Party and who imposed no obligation of secrecy on the Receiving Party with respect to such information; or

f.	Can be demonstrated to be independently developed by the Receiving Party or its Representatives without use or benefit of or reference to the Confidential Information.

6.4	No Unauthorized Use. The Receiving Party shall refrain from using or exploiting any and all Confidential Information for any purposes or activities other than in connection with:

a.	the performance or receipt of the Services, as applicable;

b.	those purposes or activities contemplated in (i) this Agreement or (ii) any other written agreement entered into by and between the Parties;

c.

corporate or financial transactions, including securing financing, any contemplated merger, acquisition, or sale of all or substantially all of the Receiving Party’s business, equity or assets, or an initial public offering of, or any investment in, the Receiving Party provided that any use thereof is subject to obligations of confidence that are no less protective than the terms and conditions contained herein; or

d.	the Receiving Party’s compliance with any obligations imposed on Receiving Party under applicable law or by any Government Authority.

For clarity, the Receiving Party may use the Disclosing Party’s Confidential Information for the purposes or activities contemplated in (a) to (d) above.

6.5

Residuals. Notwithstanding anything to the contrary in this Agreement regarding Confidential Information, neither Party nor its Affiliates (including its employees, subcontractors, consultants and agents) shall be prohibited or enjoined from utilizing general knowledge, skills and experience, concepts, know-how and techniques retained in the unaided memory of an individual and acquired as a result of such individual’s authorized access to the other Party’s Confidential Information during the course of the performance or receipt of the Services provided that none of such retained general knowledge, skills and experience, concepts, know-how and techniques include any trade secrets of the other Party.

6.6	Survival. The Parties’ obligations under this Article 6 shall survive the termination of this Agreement for any reason whatsoever.

7.	OWNERSHIP OF AND LICENSE TO SERVICE RECIPIENT WORKS

7.1

Ownership. The Service Provider agrees that all right, title and interest in and to any and all Service Recipient Works will be owned exclusively by the applicable Service Recipient immediately and automatically upon creation, authoring, composition, or invention thereof. All Service Recipient Works, as applicable, shall be considered “works made for hire” to the extent permitted under applicable copyright law and will be considered the sole property of the Service Recipients immediately and automatically upon creation, authoring, composition, or invention thereof. To the extent such Service Recipient Works are not considered “works made for hire,” the Service Provider hereby assigns to the applicable Service Recipient, and the applicable Service Recipient hereby receives, all of the Service Provider’s entire right, title, and interest to such Service Recipient Works, including all copyrights, patents and trade secrets therein, effective immediately and automatically upon creation, authoring, composition, or invention thereof. The Service Provider agrees, at the applicable Service Recipient’s expense, to execute any documents reasonably requested by such Service Recipient or any successor in interest to such Service

Recipient, at any time in relation to such assignment. The Service Provider further acknowledges and agrees that any and all derivative works, developments, or improvements based on the Service Recipient Works that also constitute Service Recipient Works, shall also be deemed Service Recipient Works and all right, title and interest therein shall be exclusively owned by the applicable Service Recipient pursuant to the foregoing immediately and automatically upon creation, authoring, composition, or invention thereof. The Service Provider shall cooperate with the applicable Service Recipient and any of its Affiliates, at the applicable Service Recipient’s expense (whether during or after the term of this Agreement), in the confirmation, registration, protection and enforcement of the rights and property of the Service Recipients and their successors in interest in such Service Recipient Works. The Service Provider shall not at any time do or cause to be done, or fail to do or cause to be done, any act or thing, directly or indirectly, contesting or in any way impairing any Service Recipient’s right, title, or interest in the Service Recipient Works. Every use of any Service Recipient Works (and any derivative works, developments, or improvements based on the Service Recipient Works) by the Service Provider shall inure to the benefit of the applicable Service Recipient. For clarity, notwithstanding anything contained herein to the contrary, exclusive ownership of any Works other than Service Recipient Works vests in and remains with the Service Provider, and the Service Provider has and shall retain all right, title and interest in and to all such Works (including all General Works). To the extent that any such Works (including General Works) are incorporated into or otherwise required to use or exploit any Service Recipient Works, Service Provider agrees to grant and hereby grants, and will cause its Affiliates to grant, the Service Recipients a perpetual, worldwide, irrevocable, fully paid-up, royalty-free, transferrable, sublicensable, non-exclusive license under such Works to use, execute, reproduce, display, perform, distribute, prepare derivative works of and otherwise exploit all Service Recipient Works provided, or required to be provided, by Service Provider to the Service Recipients under this Agreement.

7.2

License. Each of the Service Recipients hereby grants to the Service Provider a non-exclusive, royalty-free, fully-paid up, worldwide right and license, subject to section 12.1, to all intellectual property rights therein or arising therefrom (a) to use the Service Recipient Works and any other intellectual property provided by each such Service Recipient to the Service Provider solely in connection with the performance of the Services under this Agreement; and (b) notwithstanding anything contained herein to the contrary, to use any and all data provided to, accessed by, or collected by the Service Provider, in whole or in part, in performing the Services (including any data in any Service Recipient Works or Confidential Information) for analytics purposes and/or for purposes of improving or enhancing any of the Services or the operation of the business of the Service Provider generally (including any other Services of the Service Provider); provided, however, that any data that constitutes the Confidential Information of any Service Recipient must be anonymized, de-identified or aggregated, subject to policies that are consistent with the applicable data privacy and security laws – which policies are reasonably acceptable to Service Recipient. Furthermore, Service Provider shall not distribute such data externally without the prior consent of the Service Recipient. The Service Provider agrees that all uses of any Marks included in the Service Recipient Works pursuant to this license are subject to and shall comply with Article 8 hereof. The rights and license granted in this Section 7.2 may be sublicensed, assigned or otherwise transferred to Affiliates of Service Provider which provide Services to Service Provider in furtherance of the purposes and activities contained herein, in connection with the performance of Services or as a result of a merger, acquisition, sale of all or substantially all of the Service Provider’s business, equity or assets or other business combination.

8.	USE OF TRADEMARKS

Each of the Service Recipients hereby grants the Service Provider a right to use its respective Marks only in connection with the Services, provided that if any Service Recipient provides the Service Provider with reasonable written trademark guidelines governing the use of such Service Recipient’s Marks (which guidelines may be updated by such Service Recipient from time to time with prior reasonable written notice to the Service Provider), the Service Provider’s use of such Marks shall be subject to such written guidelines so provided. Notwithstanding the foregoing, the Service Provider will comply with all of the Service Recipients’ reasonable instructions and quality control requirements regarding the Service Provider’s use of such Service Recipients’ Marks. The Service Provider acknowledges that the Service Recipients’ Marks, as between the Service Provider and Service Recipients, are owned and licensed solely and exclusively by the Service Recipients, and agrees to use such Marks only in the form and with appropriate legends as described by the applicable Service Recipients. All use of the Service Recipients’ Marks and associated goodwill will inure to the benefit of the applicable Service Recipients. All rights not expressly granted are reserved to the applicable Service Recipients. The Service Provider shall not remove, cover, or modify any proprietary rights notice or legend placed by the other party on materials used in connection with this Agreement.

9.	DERMAVANT DISCLOSURES; ETC.

9.1

The Service Recipients shall have ultimate authority over, and complete and total responsibility for, any and all Dermavant Disclosures. For the avoidance of doubt, this includes all decisions regarding (i) whether to make or not make a Dermavant Disclosure; (ii) the contents of any Dermavant Disclosure; or (iii) whether any Dermavant Disclosure is complete, accurate, or complies with applicable legal requirements.

9.2

The Service Provider shall have no authority over or responsibility for any Dermavant Disclosure. For the avoidance of doubt, the Service Provider will not (and will not have the authority to): (i) approve or certify the accuracy or completeness of any Dermavant Disclosure; (ii) make any public statements or disclosures on behalf of any Service Recipient; (iii) make, or provide any advice for the Service Recipients to make, any decisions regarding when a Dermavant Disclosure is required or whether any Dermavant Disclosure complies with applicable law.

9.3

The Service Provider has no authority to make any statements or disclosure on behalf of any Service Recipient in the disclosures of the Service Recipient, and no Service Recipient will attribute any statements in any Dermavant Disclosure to the Service Provider or any of the Service Provider’s employees (except to the extent the employee is an officer, director or employee of Service Recipient and then only in such employee’s capacity as an officer, director or employee of Service Recipient).

9.4	Third-Party Information and U.S. Defend Trade Secrets Act.

a.

During the Term and thereafter, neither Party will improperly use or disclose to the other any confidential, proprietary or secret information of such Party’s former clients or any other person, and such Party will not bring any such information onto the other Party’s property or place of business.

b.

Notwithstanding the foregoing, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

10.	CERTAIN REGULATIONS

10.1	Reporting of Compensation.

Consistent with the confidentiality obligations under this Agreement, Service Recipient reserves the right to make reports to applicable government agencies disclosing information associated with any compensation paid under this Agreement in order to comply with applicable laws, which information may be published on government records available to the public, including the EDGAR electronic filing system of the United States Securities and Exchange Commission.

10.2	Insider Trading.

Each of the Parties hereto acknowledges that it and its Representatives may in connection with this Agreement become aware of material non-public information regarding the other Parties hereto, and that national, provincial and state securities laws prohibit each such Party and its Representatives and their immediate families from purchasing or selling any securities on the basis of such material non-public information and from assisting any others to do so. Each Party agrees that it shall not violate and shall inform its Representatives that they and their immediate family members must not violate any applicable law or regulation bearing on trading in securities of the other Parties hereto.

11.	COOPERATION REGARDING THE PHARMACEUTICAL QUALITY SYSTEM AND COMPLIANCE

11.1

To the extent that the Service Recipient seeks Services related to its quality management systems, the Parties agree to cooperate and coordinate as appropriate concerning the quality systems, to enter into a Quality Agreement, and to adopt, implement and maintain at all times while this Services Agreement is in effect, quality standards, as periodically updated, that are consistent with (and no less restrictive than) the Service Provider’s quality standards; provided that such Service Provider quality standards are reasonably necessary or appropriate to comply with applicable rules and industry regulations.

11.2

Each Party further agrees to notify the other Parties if it identifies any quality systems or compliance issues that could reasonably expected to adversely impact the provision or receipt of Services or performance under the provisions of this Agreement, and to cooperate and coordinate as appropriate in addressing any such issues.

12.	INDEMNIFICATION; LIMITATION OF LIABILITY

12.1

Service Provider Indemnity. The Service Provider, to the maximum extent permitted by law, shall defend, protect, indemnify and hold the Service Recipients and their officers, employees and directors, as the case may be (“Recipient Indemnified Parties”), harmless from and against any and all losses, demands, damages, liabilities, interest, awards, judgments, settlements and compromises relating to any Third Party claims, actions or causes of action, or suits, and all reasonable attorney’s fees and other fees and expenses in connection therewith (“Losses”) which may be incurred by a Recipient Indemnified Party, arising out of, due to, or in connection with, directly or indirectly, the provision of the Services, except to the extent that such Losses are the result of:

a.	the combination of the Services with any other product or service;

b.	any technology, materials, information, directions, or specifications provided by such Recipient Indemnified Party or the performance of the Services in accordance with the foregoing;

c.	any conduct requested or instructed by such Recipient Indemnified Party; or

d.	the gross negligence or willful misconduct of such Recipient Indemnified Party.

12.2

Service Recipient Indemnity. Each Service Recipient, to the maximum extent permitted by law, shall defend, protect, indemnify and hold the Service Provider and its Affiliates and each of their officers, employees and directors, as the case may be (“Provider Indemnified Parties”), harmless from and against any and all Losses which may be incurred by a Provider Indemnified Party, arising out of, due to, or in connection with, directly or indirectly, the receipt of the Services by the Service Recipient, except to the extent that either: (a) such Losses are the result of the gross negligence or willful misconduct of such Provider Indemnified Party, or (b) such Losses are indemnifiable under Section 12.1 (Service Provider Indemnity).

12.3

The Service Provider’s aggregate liability under this Agreement for any cause whatsoever, and regardless of the form of action, whether in contract or in tort, shall be limited to the payments made by the applicable Service Recipient under this Agreement for the specific Service that allegedly caused or was related to the Losses during the twelve (12) month period prior to the date the Losses were first incurred. In no event shall the Service Provider be liable for any Losses caused by any Service Recipient’s failure to perform its obligations under this Agreement.

12.4

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR AT LAW OR IN EQUITY AND EXCEPT TO THE EXTENT THAT ANY THIRD PARTY IS CONTRACTUALLY OBLIGATED TO AND DOES INDEMNIFY THE LIABLE PARTY THEREFOR AND SUCH REMEDIES MAY BE PASSED THROUGH TO THE OTHER PARTY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES TO THE OTHER PARTY OR ANY OTHER PERSON (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, ACTIONS OF THIRD PARTIES OR ANY OTHER LOSS) ARISING FROM OR RELATING TO ANY CLAIM MADE UNDER THIS AGREEMENT OR THE PERFORMANCE OR THE FAILURE TO PERFORM THE SERVICES.

13.	TERM AND TERMINATION

13.1

Term. This Agreement shall commence on the Effective Date and continue until terminated by a Party in accordance with this Section 13.1 (the “Term”). The Service Provider may terminate this Agreement at its discretion by giving written notice to the Service Recipients at least ninety (90) days before the proposed termination date. Each Service Recipient may terminate this Agreement solely with respect to itself at its discretion by giving written notice to the Service Provider at least ninety (90) days before the proposed termination date. Article 1, Article 5, Article 6, Article 7, Section 9.4, Article 10, Article 12, Section 13.2 and Article 15 shall survive the termination of this Agreement. Each Service Recipient hereby specifically agrees and acknowledges that all obligations of the Service Provider to provide any and all Services shall immediately cease upon termination of this Agreement. The Service Provider hereby specifically agrees and acknowledges that all of its rights to use Marks pursuant to Article 8 of this Agreement shall cease after a reasonable and mutually-agreed wind-down period commencing upon termination of this Agreement. To the extent permitted by applicable law, no Party shall be liable to another Party for, and each Party hereby expressly waives any right to, any termination compensation of any kind or character whatsoever, to which such Party may be entitled solely by virtue of termination of this Agreement.

13.2

Rights and Duties on Termination. Upon termination of this Agreement for any reason, each Party shall cease all use of the other Parties’ Confidential Information, and the Service Recipients shall pay the Service Provider all accrued and unpaid fees for Services performed through the date of termination.

14.	COMPLIANCE WITH LAWS

14.1

General Compliance. The Parties shall at all times strictly comply with all applicable laws, rules, regulations, and governmental orders, now or hereafter in effect, relating to their performance of this Agreement. Each Party further agrees to make, obtain, and maintain in force at all times during the term of this Agreement, all filings, registrations, reports, licenses, permits, and authorizations (collectively, “Authorizations”) required under applicable law, regulation, or order for such Party to perform its obligations under this Agreement. Each Service Recipient shall provide the Service Provider with such assistance as the Service Provider may reasonably request in making or obtaining any such Authorizations.

15.	GENERAL PROVISIONS

15.1

Notices. Any and all notices, elections, offers, acceptances, and demands permitted or required to be made under this Agreement shall be in writing, signed by the Party giving such notice, election, offer, acceptance, or demand and shall be delivered personally, by messenger, courier service, telecopy, first class mail or similar transmission, to the Party, at its address on file with the Party giving such notice, election, offer, acceptance or demand or at such other address as may be supplied in writing. The date of personal delivery or the date of mailing, as the case may be, shall be the date of such notice, election, offer, acceptance, or demand.

15.2

Force Majeure. If the performance of any part of this Agreement by a Party, or of any obligation under this Agreement (other than an obligation to pay money), is prevented, restricted, interfered with, or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, on giving written notice to the other Parties, be excused from such performance to the extent of such prevention, restriction, interference, or delay, provided that the affected Party shall use its reasonable efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

15.3

Successors and Assigns. This Agreement may not be assigned or otherwise conveyed by any Party without the prior written consent of the other Parties; provided however that such prior written consent will not be required for an assignment to an Affiliate of a Party. This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors, successors in title and assigns to the extent that such assignment is permitted under this paragraph.

15.4

Entire Agreement, Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, and communications between the Parties, whether oral or written, relating to the same subject matter. No change, modification, or amendment of this Agreement shall be valid or binding on the Parties unless such change or modification shall be in writing signed by the Party or Parties against whom the same is sought to be enforced.

15.5	Remedies Cumulative. The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which the Party may be lawfully entitled.

15.6	Other Persons. Nothing in this Agreement shall be construed to prevent or prohibit the Service Provider from providing services to any other Person or from engaging in any other business activity.

15.7	Not for the Benefit of Third Parties. This Agreement is for the exclusive benefit of the Parties to this Agreement and not for the benefit of any Third Party.

15.8	Further Assurances. Each Party hereby covenants and agrees that it shall execute and deliver such deeds and other documents as may be required to implement any of the provisions of this Agreement.

15.9

No Waiver. The failure of any Party to insist on strict performance of a covenant hereunder or of any obligation hereunder shall not be a waiver of such Party’s right to demand strict compliance therewith in the future, nor shall the same be construed as a novation of this Agreement.

15.10	Integration. This Agreement constitutes the full and complete agreement of the Parties.

15.11

Captions. Titles or captions of articles and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

15.12

Construction. Whenever required by the context, the singular number shall include the plural, the plural number shall include the singular, and the gender of any pronoun shall include all genders. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

15.13

Counterparts. This Agreement may be executed in multiple copies, each one of which shall be an original and all of which shall constitute one and the same document, binding on the Parties, and each Party hereby covenants and agrees to execute all duplicates or replacement counterparts of this Agreement as may be required.

15.14

Governing Law; Arbitration. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York, without regard to the provisions governing conflict of laws. Any dispute, controversy or claim between the Parties to this Agreement, including any claim arising out of, in connection with, or in relation to the interpretation, performance, breach, or termination thereof, shall be resolved exclusively and finally by confidential binding arbitration. The seat, or legal place, of arbitration shall be New York, New York. The language of the arbitration shall be English. The arbitration shall be administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with such Rules. Each Party shall select one person to act as arbitrator and the two selected shall select a third arbitrator, who shall act as president of the panel. Where there are multiple claimants or multiple respondents, the multiple claimants, jointly, and the multiple respondents, jointly, shall select the party-appointed arbitrators. Except as may be required by law, to comply with a legal duty, or to pursue a legal right, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the Parties. Nothing herein shall prevent a Party from seeking provisional measures from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. Each Party shall consent, for purposes of provisional measures or the enforcement of any arbitral award, to the non-exclusive jurisdiction of the state and federal courts located in New York, New York, and each Party shall not assert that such courts constitute forum non-conveniens. The award shall be final and binding on the Parties. Judgment on the award may be entered in any court of competent jurisdiction.

15.15

Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday, or any public or legal holiday, whether local or national, the Party having such privilege or duty shall have until 5:00 p.m. (EST or, if in effect in New York, EDT) on the next succeeding business day to exercise such privilege, or to discharge such duty.

15.16

Severability. In the event any provision, clause, sentence, phrase, or word hereof, or the application thereof in any circumstances, is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder hereof, or of the application of any such provision, sentence, clause, phrase, or word in any other circumstances.

15.17	Costs and Expenses. Unless otherwise provided in this Agreement, each Party shall bear all fees and expenses incurred in performing its obligations under this Agreement.

15.18

Provisions of Law. A reference in this Agreement to a provision of law, regulation, rule, official directive, request, or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory, or other authority or organization is a reference to that provision as amended or re-enacted currently or in the future.

15.19	Meaning in Notices. Unless a contrary indication appears, a term used in any notice given under or in connection with this Agreement has the same meaning in that notice as in this Agreement.

15.20	No Fiduciary Duties. Each Party shall not have any fiduciary obligations or duties to the other Parties by reason of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers, effective as of the date first above written.

DERMVANT SCIENCES GMBH		ROIVANT SCIENCES GMBH

By:	/s/ S Bucher	By:	/s/ S Bucher
Title:	Head of Global Transactions	Title:	Head of Global Transactions
Date:	August 20, 2018	Date:	August 20, 2018

DSG – RSG Services Agreement Signature Page

EXHIBIT A

SERVICES PROVIDED

1.	Administrative and Support Services. Various administrative and supportive services, which may include, but are not limited to:

(a) Payroll

(b) Accounts Receivable

(c) Accounts Payable

(d) General Administrative

(e) Corporate and Public Relations (including advertising, investor relations and/or financial marketing)

(f) Meeting Coordination and Travel Planning

(g) Accounting and Auditing

(h) Tax

(i) Budgeting

(j) Treasury Activities

(k) Staffing and Recruiting

(l) Training and Employee Development

(m) Benefits

(n) Information and Technology Services

(o) Legal Services (as may be specified by and subject to a separate letter entered into by Service Recipient and specific lawyers of Service Provider)

(p) Insurance Claims Management

(q) Purchasing

And other similar services.

2.	Other Services

Administrative, research and development services whether provided directly or by engaging employees, agents, consultants, contract research organizations, vendors or any other Third Party, including, but not limited to drug discovery and development from target identification through regulatory approval.

Exhibit A to the DSG-RSG Services Agreement

EXHIBIT B

CALCULATION OF COMPENSATION FOR SERVICES PROVIDED

The fees set forth in this Exhibit B represent the entire amount to be paid by each Service Recipient in connection with the Service Provider’s performance of the Services, and any and all other costs and expenses associated with the Services or the Agreement. In addition, the fees set forth in this Exhibit B include any and all applicable federal, state or local sales or use tax payable in connection with the Services or the Agreement (the “Taxes”). The Service Provider and Service Recipient agree, to the extent appropriate under applicable tax laws, rules and regulations to work together to attempt reasonably to minimize Taxes applicable to Services, including the use of exemption certifications, as appropriate.

Except as otherwise agreed to by the Parties from time to time, the applicable Service Recipient shall compensate the Service Provider for its Services rendered and Costs incurred under this Agreement in accordance with the following:

(a)

The applicable Service Recipient shall reimburse the Service Provider for its Costs, excluding Third Party costs as provided in (c), incurred in providing the Administrative and Support Services described in Exhibit A to such Service Recipient or in making, obtaining, and maintaining in force the Authorizations as described in Section 14.1 for such Service Recipient and shall further pay the Service Provider a mark-up on such costs. The mark-up shall be based on the mark-up percentage that the Parties mutually agree is consistent with the financial returns of independent companies performing similar services. The Parties shall review and (if necessary) update the mark-up percentage on an annual basis.

(b)

The applicable Service Recipient shall reimburse the Service Provider for its Costs, excluding third-party costs as provided in (c), incurred in providing the Other Services described in Exhibit A to such Service Recipient, and shall further pay the Service Provider a mark-up on such costs. The mark-up shall be based on the mark-up percentage that the Parties mutually agree is consistent with the financial returns of independent companies performing similar services. The Parties shall review and (if necessary) update the mark-up percentage on an annual basis.

(c)

If the Service Provider engages a Third Party pursuant to Section 3.4 hereof, the applicable Service Recipient shall reimburse the Service Provider for all reasonable and actual out-of-pocket costs incurred by the Service Provider in connection with such engagement to the extent such Service Recipient is the beneficiary of the services performed by such Third Party.

Exhibit B to the DSG-RSG Services Agreement